Filed Pursuant to Rule 424(b)(3)
Registration No. 333-165643

CARTER VALIDUS MISSION CRITICAL REIT, INC.

SUPPLEMENT NO. 8 DATED OCTOBER 9, 2012 TO THE PROSPECTUS DATED APRIL 26, 2012

This document supplements, and should be read in conjunction with, the prospectus of Carter Validus Mission Critical REIT, Inc. (the “Company”), dated April 26, 2012, Supplement No. 5, dated August 9, 2012, Supplement No. 6, dated August 17, 2012 and Supplement No. 7, dated August 31, 2012. Unless otherwise defined in this prospectus supplement, capitalized terms used in this prospectus supplement shall have the same meanings as set forth in the prospectus.

The purpose of this prospectus supplement is to describe the following:

(1)	the status of our initial public offering of shares of common stock;

(2)	the completion of our acquisition of the Vibra Denver Hospital;

(3)	a potential real property investment;

(4)	the elimination of any compensation or remuneration to our advisor or any of its affiliates in connection with the sourcing fee; and

(5)	our entrance into a preferred equity loan agreement to provide funds for the construction of an acute care hospital facility.

Status of Our Public Offering

We commenced our initial public offering of 175,000,000 shares of common stock on December 10, 2010 (the “Offering”). Of these shares, we are offering 150,000,000 shares in a primary offering and 25,000,000 shares pursuant to our distribution reinvestment plan (“DRIP”). As of October 8, 2012, we had accepted investors’ subscriptions for and issued 14,431,096 shares of our common stock in the Offering (including shares of common stock issued pursuant to the DRIP), resulting in our receipt of gross proceeds of $142,503,373. As of October 8, 2012, we had 160,568,904 shares of our common stock remaining in our Offering.

We will offer shares of our common stock pursuant to the Offering until December 10, 2013, unless all shares being offered have been sold, in which case the Offering will be terminated. If all of the shares we are offering in the Offering have not been sold by December 10, 2013, we may extend the Offering as permitted under applicable law. In addition, at the discretion of our board of directors, we may elect to extend the termination date of our Offering of shares reserved for issuance pursuant to the DRIP until we have sold all shares allocated to the DRIP through the reinvestment of distributions, in which case participants in the DRIP will be notified. The Offering must be registered in every state in which we offer or sell shares. Generally, such registrations are for a period of one year. Therefore, we may have to stop selling shares in any state in which our registration is not renewed or otherwise extended annually. We reserve the right to terminate the Offering at any time prior to the stated termination date.

Acquisition of Vibra Denver Hospital

The following information should be read in conjunction with the discussion contained in the “Prospectus Summary–Our Investment Objectives” section on page 5 of the prospectus and the “Investment Objectives, Strategy and Criteria–Description of Real Estate Investments—Wholly-owned properties” section beginning on page 112 of the prospectus.

On September 28, 2012, HC-8451 Pearl Street, LLC (“HC-Pearl Street”), a wholly-owned subsidiary of Carter/Validus Operating Partnership, LP (“CVOP”), our operating partnership, acquired 100% of the fee simple interest in a 119-bed, 131,210 square foot acute care hospital (the “Vibra Denver Hospital”), located in the

Denver, Colorado area, for a purchase price of $18,733,000, plus closing costs. The seller of the Vibra Denver Hospital, Vibra Healthcare, LLC (“Vibra Healthcare”), is not affiliated with us, our advisor, Carter/Validus Advisors, LLC, or our respective affiliates. We financed the purchase of the Vibra Denver Hospital using net proceeds from our initial public offering and our existing line of credit.

Description of the Property

The Vibra Denver Hospital was constructed in 1962 and renovated in 1985 with 131,210 square feet, and is located on approximately 12.20 acres in the Denver, Colorado area. As of September 28, 2012, the Vibra Denver Hospital was 100% leased to 8451 Pearl Street Operating Company, LLC (“Pearl Street”). The tenant has escrowed approximately $1.2 million for future renovation and improvements to the property, which the tenant anticipates to complete within a year.

In evaluating the Vibra Denver Hospital as a potential acquisition and determining the appropriate amount of consideration to be paid for such acquisition, a variety of factors were considered, including the property condition and environmental reports, physical condition and curb appeal, age, location, including visibility and access, tenant creditworthiness, the operator of the facility, lease terms, including rent, rent increases, length of lease term, specific tenant and landlord responsibilities, renewal options, expansion, termination, purchase options, exclusive and permitted use provisions, assignment, sublease and co-tenancy provisions, local market conditions, demographics and population growth patterns, neighboring properties, the potential for new property construction in the area and whether there were any anticipated required capital improvements.

The following table summarizes the acquisition of the Vibra Denver Hospital:

Property Description	Date Acquired	Year Built	Purchase Price	Fees Paid to Sponsor (1)	Initial Yield (2)	Average Yield (3)	Physical Occupancy
Vibra Denver Hospital	09/28/2012	1962	$18,733,000	$374,660	9.50%	11.07%	100.0%

(1)	Fees paid to sponsor include payments made to an affiliate of our advisor for acquisition fees in connection with the property acquisition. It does not include fees paid to any property manager, including our affiliated property manager. For more detailed information on fees paid to our advisor or its affiliates, see the section captioned “Management Compensation” beginning on page 84 of the prospectus.

(2)	Initial yield is calculated as the current annualized rental income for the in-place lease at the property divided by the property purchase price adjusted for certain seller credits, exclusive of acquisition costs and fees paid to our advisor or its affiliates. The property is subject to a long-term net lease. Accordingly, our management believes that current annualized rental income is a more appropriate figure from which to calculate initial yield than net operating income.

(3)	Average yield is calculated as the average annual rental income, adjusted for any rent incentives, for the in-place lease over the non-cancellable lease term at the property divided by the property purchase price adjusted for certain seller credits, exclusive of acquisition costs and fees paid to our advisor or its affiliates. The property is subject to a long-term net lease. Accordingly, our management believes that average annual rental income is a more appropriate figure from which to calculate average yield than net operating income.

We believe the Vibra Denver Hospital is suitable for its present and intended purpose as a healthcare facility and adequately covered by insurance.

The Vibra Denver Hospital is located in the Denver, Colorado metropolitan area, and as such may compete with other medical facilities for tenants if the current tenant lease is not renewed.

We will pay an affiliate of our advisor a property management and leasing fee of 3% of the gross monthly revenues derived from the operations of the Vibra Denver Hospital. Among other things, the property manager has the authority to negotiate and enter into leases for the Vibra Denver Hospital on our behalf, to incur costs and expenses, to pay property operating costs and expenses from property cash flow or reserves and to require that we provide sufficient funds for the payment of operating expenses. Our other affiliates may receive additional fees or compensation as a result of the acquisition of the Vibra Denver Hospital in accordance with the compensation provisions described in the prospectus.

Tenant Lease Terms

The following information should be read in conjunction with the discussion contained in the “Investment Objectives, Strategy and Criteria—Description of Real Estate Investments—Tenant Lease Expirations—Wholly-owned properties” section on page 113 of the prospectus.

Wholly-owned properties

The following table shows, as of September 28, 2012, the principal provisions of the lease terms for the sole tenant of the Vibra Denver Hospital:

Tenant	Renewal Options(1)	Current Annual Base Rent		Base Rent Per Square Foot	Lease Term
Pearl Street(2)	2/5 yr	$1,779,624	(3)	$13.56	9/28/2012	9/27/2028

(1)	Represents option renewal period/term of each option.
(2)	The tenant’s obligations under the lease are guaranteed by Vibra Healthcare. All of the operations and the principal nature of business of Pearl Street are healthcare related.
(3)	The annual base rent under the lease increases each year by 2.0% of the then-current base rent.

The following information should be read in conjunction with the discussion contained in the “Investment Objectives, Strategy and Criteria—Depreciable Tax Basis—Wholly-owned and joint venture properties” section appearing on page 116 of the prospectus.

Wholly-owned and joint venture properties

For 2011, the real estate taxes on the Vibra Denver Hospital were approximately $57,500. For federal income tax purposes, we estimate that the depreciable basis in the Vibra Denver Hospital will be approximately $16,859,700. For federal income tax purposes, we depreciate personal property and buildings based upon an estimated useful life of 7 and 39 years, respectively.

The following information should be read in conjunction with the discussion contained in the “Investment Objectives, Strategy and Criteria—Placement of Debt on Certain Real Property Investments—Entry Into a Line of Credit Facility” section beginning on page 114 of the prospectus.

Line of Credit Facility

Each subsidiary of CVOP in the collateral pool is a party to and guarantor of, the KeyBank Loan Agreement and has secured the KeyBank Line of Credit by executing a Mortgage or Deed of Trust and an Assignment of Leases and Rents for the benefit of the lender. The following table presents information on the property in which CVOP has pledged a security interest that serves as collateral for the KeyBank Line of Credit since August 31, 2012:

Entity (1)	Property (2)	Date Added	Borrowing Base Availability (3)
HC-Pearl Street	Vibra Denver Hospital	September 28, 2012	$10,285,000
		Less Commitment Ceiling (4)	(3,771,000)

			$6,514,000

(1)	CVOP has assigned its rights under a property management agreement of the entity as additional collateral to secure the KeyBank Line of Credit.

(2)	CVOP has pledged a security interest in the property that serves as collateral for the KeyBank Line of Credit pursuant to the terms of the KeyBank Loan Agreement and through the KeyBank Deed of Trust.

(3)	The actual amount of credit available under the KeyBank Line of Credit is a function of certain loan-to-cost, loan-to-value, debt yield and debt service coverage ratios contained in the KeyBank Loan Agreement. The KeyBank Line of Credit aggregate maximum principal amount is $55,000,000.

(4)	Collaterizing the Vibra Denver Hospital under the KeyBank Line of Credit increased the borrowing base by $10,285,000, which was reduced by $3,771,000 due to the commitment ceiling set forth in the KeyBank Loan Agreement, bringing the total borrowing base availability under the KeyBank Line of Credit to an aggregate $55,000,000.

As of the date of this prospectus supplement, we have drawn down $48,000,000 under the KeyBank Line of Credit and we have approximately $7,000,000 remaining available under the KeyBank Line of Credit.

Potential Real Property Investment

The following information should be read in conjunction with the discussion contained in the “Prospectus Summary–Our Investment Objectives” section on page 5 of the prospectus and the “Investment Objectives, Strategy and Criteria–Description of Real Estate Investments—Wholly-owned properties” section beginning on page 112 of the prospectus.

Our advisor has identified a property as a potential investment; however, due to the considerable conditions to the consummation of the property, we cannot make any assurances that the closing of this acquisition is probable. Moreover, other properties may be identified in the future that we may acquire prior to or instead of the property described below.

The property identified by our advisor is located in New Bedford, Massachussetts and occupies approximately 70,657 square feet of rentable space situated on 6.41 acres of land and consisting of a long-term complex medical care unit, acute rehabilitation and pulmonary rehabilitation units. Additional information is noted below:

Property	Property Type	Expected Acquisition Date	Seller(1)	Approximate Purchase Price(2)	Approximate Compensation to Affiliates(3)
Vibra New Bedford Hospital	Long term acute care hospital	October 15, 2012	Vibra Healthcare	$26,067,000	$521,340

(1)	Seller is an unaffiliated third party.

(2)	Approximate purchase price does not include acquisition and closing fees, which we expect to be approximately 3.0% of the contract purchase price. See acquisition fees described in note 3 below.

(3)	Amounts include fees payable to our advisor for acquisition fees in connection with the property acquisition.

The potential property acquisition is subject to a net lease, pursuant to which the sole tenant is required to pay all operating expenses and interior capital expenditures, in addition to base rent. The landlord will have no cost, obligation, responsibility or liability whatsoever for repairing, maintaining, operating or owning the leased premises.

Property	Major Tenant(1)	Total Square Feet Leased	% of Total Square Feet Leased
Vibra New Bedford Hospital	4499 Acushnet Avenue Operating Company, LLC	70,657	100%

(1)	Major tenant is a tenant that occupies greater than 10% of the rentable square feet of the property.

The table below provides leasing information for the sole tenant at the property:

Property	Number of Tenants	Major Tenant	Current Annual Base Rent	Lease Term(2)
Vibra New Bedford Hospital	1	4499 Acushnet Avenue Operating Company, LLC	$ 2,476,365(1)	10/15/2012	10/14/2028

(1)	The annual base rent under the lease increases every year by 2.0% of the then-current annual base rent.
(2)	We expect the lease term to begin on or about October 15, 2012.

We expect to purchase the property with proceeds from the Offering and debt.

Elimination of Sourcing Fee

On October 4, 2012, we entered into a second amendment to the amended and restated advisory agreement as amended and renewed in November 2011, with our advisor (as amended and renewed in November 2011, the “Advisory Agreement”). The principal purpose of the amendment is to eliminate the requirement that a sourcing fee be paid to our advisor. All references to the Advisory Agreement in the prospectus are supplemented to refer to the Advisory Agreement, as amended. In addition, the prospectus is supplemented as follows:

The compensation table of the “Prospectus Summary—Compensation to Our Advisor and its Affiliates” section beginning on page 14 of the prospectus is hereby superseded in its entirety as follows:

Type of Compensation/Affiliate	Determination of Amount	Estimated Amount for Maximum Offering
	Offering Stage
Selling Commission – SC Distributors, LLC	We pay to SC Distributors, LLC 7% of gross proceeds of our primary offering; we will not pay any selling commissions on sales of shares under our distribution reinvestment plan; SC Distributors, LLC may reallow all or a portion of its selling commissions to participating broker-dealers.	$105,000,000
Dealer Manager Fee – SC Distributors, LLC	We pay to SC Distributors, LLC 2.75% of gross proceeds of our primary offering; we will not pay a dealer manager fee with respect to sales under our distribution reinvestment plan; SC Distributors, LLC may reallow all or a portion of its dealer manager fees to participating broker-dealers.	$41,250,000
Organization and Offering Expenses – Carter/Validus Advisors, LLC	We reimburse our advisor and its affiliates for organization and offering expenses it incurs on our behalf, but only to the extent the reimbursement would not cause the selling commissions, the dealer manager fee and the other organization and offering expenses borne by us to exceed 15% of the gross offering proceeds of this offering. We expect that organization and offering expenses (other than selling commissions and dealer manager fees) will be approximately 1.25% of the gross offering proceeds.	$21,718,750

Type of Compensation/Affiliate	Determination of Amount	Estimated Amount for Maximum Offering
Operational Stage
Acquisition Fees – Carter/ Validus Advisors, LLC	We pay to our advisor 2.0% of the contract purchase price of each property or asset acquired and 2.0% of the amount advanced with respect to a mortgage loan. For purposes of this prospectus, “contract purchase price” means the amount actually paid or allocated in respect of the purchase, development, construction or improvement of a property or the amount of funds advanced with respect to a mortgage loan, exclusive of acquisition fees and acquisition expenses.	$30,595,151 (or $61,190,302, assuming that we incur our expected leverage set forth in our investment guidelines, or $91,785,453, assuming the maximum leverage permitted by our charter).
Acquisition Expenses – Carter/Validus Advisors, LLC	We reimburse our advisor for acquisition expenses incurred in connection with the selection and acquisition of properties or other real estate-related investments (including expenses relating to potential investments that we do not close), such as legal fees and expenses, costs of real estate due diligence, appraisals, non-refundable option payments on property not acquired, travel and communications expenses, accounting fees and expenses and title insurance premiums, whether or not the property was acquired. We expect these expenses will be approximately 0.5% of the purchase price of each property or real estate-related investment.	$7,648,788 (or $15,297,576, assuming that we incur our expected leverage set forth in our investment guidelines, or $22,946,364, assuming the maximum leverage set forth in our charter).
Asset Management Fee –Carter/Validus Advisors, LLC

In connection with the management of our assets, we will pay our advisor a fee equal to one-twelfth of 1.0% of the cost of our assets, which includes the purchase price, acquisition expenses, and other customarily capitalized costs, but excludes acquisition fees. This fee will be payable monthly in arrears, based on assets held by us on the last day of such prior month. Our advisor has agreed to defer some or all of the asset management fees when our distribution payout ratio, which is our distribution rate per share divided by our modified funds from operations, or MFFO, per share, is 100% or greater. The amount of the asset management fees deferred in a particular period will be equal to the amount by which distributions exceeds MFFO. If our distribution payout ratio is less than 100%, the excess MFFO will be used to repay any previously deferred asset management fees.

We define MFFO, a non-GAAP measure, consistent with the IPA’s Practice Guideline. However, if a trade or industry group promulgates a different definition of MFFO applicable to listed or non-listed REITs that we adopt in our periodic reports filed with the SEC, MFFO may have the meaning of such different definition.

Not determinable at this time. Because the fee is based on a fixed percentage of aggregate asset value, there is no maximum dollar amount of this fee.

Type of Compensation/Affiliate	Determination of Amount	Estimated Amount for Maximum Offering
Property Management and Leasing Fees – Carter Validus Real Estate Management Services, LLC

In connection with the rental, leasing, operation and management of our properties, we pay our advisor and its affiliates aggregate fees equal to: (a) with respect to single tenant properties, 3.0% of gross revenues from the properties managed; and (b) with respect to multi-tenant properties, 4.0% of gross revenues from the properties managed. We also will reimburse the property manager and its affiliates for property-level expenses that any of them pay or incur on our behalf, including salaries, bonuses and benefits of persons employed by the property manager and its affiliates except for the salaries, bonuses and benefits of persons who also serve as one of our executive officers. Our property manager and its affiliates may subcontract the performance of their duties to third parties and pay all or a portion of the property management fee to the third parties with whom they contract for these services. If we contract directly with third parties for such services, we will pay them customary market fees and will pay Carter Validus Real Estate Management Services, LLC an oversight fee equal to 1.0% of the gross revenues of the property managed. In no event will we pay our property manager, our advisor or any affiliate both a property management fee and an oversight fee with respect to any particular property.

We also may pay Carter Validus Real Estate Management Services, LLC a separate fee for the one-time initial rent-up or leasing-up of newly constructed properties in an amount not to exceed the fee customarily charged in arm’s length transactions by others rendering similar services in the same geographic area for similar properties as determined by a survey of brokers and agents in such area.

Not determinable at this time. Because the fee is based on a fixed percentage of gross revenue and/or market rates, there is no maximum dollar amount of this fee.
Construction Management Fee – Carter Validus Real Estate Management Services, LLC	For acting as general contractor and/or construction manager to supervise or coordinate projects or to provide major repairs or rehabilitation on our properties, we may pay Carter Validus Real Estate Management Services, LLC up to 5.0% of the cost of the projects, repairs and/or rehabilitation, as applicable.	Not determinable at this time. Because the fee is based on a fixed percentage of certain costs, there is no maximum dollar amount of this fee.

Type of Compensation/Affiliate	Determination of Amount	Estimated Amount for Maximum Offering
Operating Expenses – Carter/Validus Advisors, LLC	We reimburse Carter/Validus Advisors, LLC at the end of each fiscal quarter for operating expenses incurred on our behalf, subject to the limitation that we will not reimburse our advisor for any amount by which our operating expenses (including the asset management fee) in the four immediately preceding fiscal quarters exceeds the greater of (a) 2.0% of average invested assets or (b) 25% of net income other than any additions to reserves for depreciation, bad debt or other similar non-cash reserves and excluding any gain from the sale of assets for that period, unless our independent directors have determined that such excess expenses are justified, based on unusual and non-recurring factors that they deem sufficient. For these purposes, “average invested assets” means, for any period, the average of the aggregate book value of our assets invested, directly or indirectly, in equity interests in and loans secured by real estate assets before deducting depreciation, bad debts or other similar non-cash reserves, computed by taking the average of these values at the end of each month during the period. Additionally, we will not reimburse our advisor for personnel costs in connection with services for which our advisor receives acquisition fees or disposition fees.	Not determinable at this time
Liquidation/Listing Stage
Disposition Fees – Carter/Validus Advisors, LLC	If our advisor or its affiliates provides a substantial amount of services (as determined by a majority of our independent directors) in connection with the sale of properties, we will pay Carter/Validus Advisors, LLC a disposition fee, up to the lesser of 2.0% of the contract sales price and one-half of the total brokerage commission paid if a third party broker is also involved; provided, however, that in no event may the disposition fees paid to our advisor, its affiliates and unaffiliated third parties exceed the lesser of 6% of the contract sales price and a reasonable, customary and competitive real estate commission in light of the size, type and location of the property.	Not determinable at this time. Because the commission is based on a fixed percentage of the contract price for a sold property, there is no maximum dollar amount of these commissions.

Type of Compensation/Affiliate	Determination of Amount	Estimated Amount for Maximum Offering
Subordinated Participation in Net Sale Proceeds (payable only if we are not listed on an exchange) – Carter/ Validus Advisors, LLC	Our advisor will receive 15% of the remaining net sale proceeds after return of capital contributions plus payment to investors of an 8% annual cumulative, non-compounded return on the capital contributed by investors. We cannot assure you that we will provide this 8% return, which we have disclosed solely as a measure for our advisor’s and its affiliates’ performance compensation.	Not determinable at this time. There is no maximum amount of these payments.
Subordinated Incentive Listing Fee (payable only if we are listed on an exchange, which we have no intention to do at this time) – Carter/Validus Advisors, LLC	Our advisor will receive 15% of the amount by which the sum of our adjusted market value plus distributions exceeds the sum of the aggregate capital contributed by investors plus an amount equal to an 8% annual cumulative, non-compounded return to investors. We cannot assure you that we will provide this 8% return, which we have disclosed solely as a measure for our advisor’s and its affiliates’ performance compensation.	Not determinable at this time. There is no maximum amount of this fee.
Subordinated Termination Fee – Carter/Validus Advisors, LLC	Upon termination of the advisory agreement, as amended, referred to herein as the “advisory agreement,” our advisor shall be entitled to a subordinated termination fee. In addition, our advisor may elect to defer its right to receive a subordinated termination fee until either shares of our common stock are listed and traded on a national securities exchange or another Liquidity Event occurs.	Not determinable at this time. There is no maximum amount of this fee.

The seventh paragraph appearing on page 79 under the “Management—The Advisory Agreement” section of the prospectus and dealing with the sourcing fee is hereby deleted in its entirety.

The compensation table beginning on page 84 of the “Management Compensation” section of the prospectus is hereby superseded and replaced in its entirety as follows:

Type of Compensation/Affiliate	Determination of Amount	Estimated Amount for Maximum Offering(1)
	Offering Stage
Selling Commission – SC Distributors, LLC	We pay to SC Distributors, LLC 7% of gross proceeds of our primary offering; we will not pay any selling commissions on sales of shares under our distribution reinvestment plan; SC Distributors, LLC may reallow all or a portion of its selling commissions to participating broker-dealers.	$105,000,000
Dealer Manager Fee – SC Distributors, LLC	We pay to SC Distributors, LLC 2.75% of gross proceeds of our primary offering; we will not pay a dealer manager fee with respect to sales under our distribution reinvestment plan; SC Distributors, LLC may reallow all or a portion of its dealer manager fee to participating broker-dealers.	$41,250,000

Type of Compensation/Affiliate	Determination of Amount	Estimated Amount for Maximum Offering(1)
Organization and Offering Expenses – Carter /Validus Advisors, LLC	We reimburse our advisor and its affiliates for organization and offering expenses it incurs on our behalf, but only to the extent the reimbursement would not cause the selling commissions, the dealer manager fee and the other organization and offering expenses borne by us to exceed 15% of the gross offering proceeds of this offering. We expect that organization and offering expenses (other than selling commissions and dealer manager fees) will be approximately 1.25% of the gross offering proceeds.(2)	$21,718,750
Operational Stage
Acquisition Fees – Carter/Validus Advisors, LLC	We pay to our advisor 2.0% of the contract purchase price of each property or asset acquired and 2.0% of the amount advanced with respect to a mortgage loan. For purposes of this prospectus, “contract purchase price” means the amount actually paid or allocated in respect of the purchase, development, construction or improvement of a property or the amount of funds advanced with respect to a mortgage loan, exclusive of acquisition fees and acquisition expenses.(3)(4)	$30,595,151 (or $61,190,302, assuming that we incur our expected leverage set forth in our investment guidelines; or $91,785,453 assuming the maximum leverage set forth in our charter).
Acquisition Expenses – Carter/Validus Advisors, LLC	We reimburse our advisor for acquisition expenses incurred in connection with the selection and acquisition of properties or other real estate-related investments (including expenses relating to potential investments that we do not close), such as legal fees and expenses, costs of real estate due diligence, appraisals, non-refundable option payments in property not acquired, travel and communications expenses, accounting fees and expenses and title insurance premiums, whether or not the property was acquired. We expect these expenses will be approximately 0.5% of the purchase price of each property or real estate-related investment.(5)	$7,648,788 (or $15,297,576, assuming that we incur our expected leverage set forth in our investment guidelines or, $22,946,364, assuming the maximum leverage set forth in our charter).
Asset Management Fee – Carter/Validus Advisors, LLC

In connection with the management of our assets, we will pay our advisor a fee equal to one-twelfth of 1.0% of the cost of our assets, which includes the purchase price, acquisition expenses, and other customarily capitalized costs, but exclude acquisition fees. This fee will be payable monthly in arrears, based on assets held by us on the last day of such prior month. Our advisor has agreed to defer some or all of the asset management fees when our distribution payout ratio, which is our distribution rate per share divided by our MFFO per share, is 100% or greater. The amount of the asset

Not determinable at this time. Because the fee is based on a fixed percentage of aggregate asset value, there is no maximum dollar amount of this fee.

Type of Compensation/Affiliate	Determination of Amount	Estimated Amount for Maximum Offering(1)

management fees deferred in a particular period will be equal to the amount by which distributions exceeds MFFO. If our distribution payout ratio is less than 100%, the excess MFFO will be used to repay any previously deferred asset management fees.(6)

We define MFFO, a non-GAAP measure, consistent with the IPA’s Practice Guideline. However, if a trade or industry group promulgates a different definition of MFFO applicable to listed or non-listed REITs that we adopt in our periodic reports filed with the SEC, MFFO may have the meaning of such different definition.

Property Management and Leasing Fees – Carter Validus Real Estate Management Services, LLC

In connection with the rental, leasing, operation and management of our properties, we pay our advisor and its affiliates aggregate fees equal to: (a) with respect to single tenant properties, 3.0% of gross revenues from the properties managed; and (b) with respect to multi-tenant properties, 4.0% of gross revenues from the properties managed. We also will reimburse the property manager and its affiliates for property-level expenses that any of them pay or incur on our behalf, including salaries, bonuses and benefits of persons employed by the property manager and its affiliates except for the salaries, bonuses and benefits of persons who also serve as one of our executive officers. Our property manager and its affiliates may subcontract the performance of their duties to third parties and pay all or a portion of the property management fee to the third parties with whom they contract for these services. If we contract directly with third parties for such services, we will pay them customary market fees and will pay Carter Validus Real Estate Management Services, LLC an oversight fee equal to 1.0% of the gross revenues of the property managed. In no event will we pay our property manager, our advisor or any affiliate both a property management fee and an oversight fee with respect to any particular property.(7)

We may also pay Carter Validus Real Estate Management Services, LLC a separate fee for the one-time initial rent-up or leasing-up of newly constructed properties in an amount not to exceed the fee customarily charged in arm’s length transactions by others rendering similar services in the same geographic area for similar properties as determined by a survey of brokers and agents in such area.

Not determinable at this time. Because the fee is based on a fixed percentage of gross revenue and/or market rates, there is no maximum dollar amount of this fee.

Type of Compensation/Affiliate	Determination of Amount	Estimated Amount for Maximum Offering(1)
Construction Management Fee – Carter Validus Real Estate Management Services, LLC	For acting as general contractor and/or construction manager to supervise or coordinate projects or to provide major repairs or rehabilitation on our properties, we may pay Carter Validus Real Estate Management Services, LLC up to 5.0% of the cost of the projects, repairs and/or rehabilitation, as applicable.	Not determinable at this time. Because the fee is based on a fixed percentage of certain costs, there is no maximum dollar amount of this fee.
Operating Expenses – Carter/Validus Advisors, LLC	We reimburse our advisor at the end of each fiscal quarter for operating expenses incurred on our behalf, subject to the limitation that we will not reimburse our advisor for any amount by which our operating expenses (including the asset management fee) in the four immediately preceding fiscal quarters exceeds the greater of (a) 2% of average invested assets or (b) 25% of net income other than any additions to reserves for depreciation, bad debt or other similar non-cash reserves and excluding any gain from the sale of assets for that period, unless our independent directors have determined that such excess expenses are justified based on unusual and non-recurring factors that they deem sufficient. For these purposes: “average invested assets” means, for any period, the average of the aggregate book value of our assets invested, directly or indirectly, in equity interests in and loans secured by real estate assets before deducting reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of these values at the end of each month during the period; and “net income” means total revenues less total expenses other than additions to reserves for depreciation, bad debts or other similar non-cash reserves, and excluding excludes any gain from the sale of assets for that period. Additionally, we will not reimburse our advisor for personnel costs in connection with services for which our advisor receives acquisition fees or a disposition fee.	Not determinable at this time.
Liquidation/Listing Stage
Disposition Fees – Carter/Validus Advisors, LLC	If our advisor or its affiliates provides a substantial amount of services (as determined by a majority of our independent directors) in connection with the sale of properties, we will pay our advisor a disposition fee, up to the lesser of 2.0% of the contract sales price and one-half of the total brokerage commission paid if a third party broker is also involved; provided, however, that in no event may the disposition fees paid to our advisor, its affiliates and unaffiliated third parties exceed the lesser of 6% of the contract sales price and a reasonable, customary and	Not determinable at this time. Because the commission is based on a fixed percentage of the contract price for a sold property, there is no maximum dollar amount of these commissions.

Type of Compensation/Affiliate	Determination of Amount	Estimated Amount for Maximum Offering(1)
competitive real estate commission in light of the size, type and location of the property.(8)
Subordinated Participation in Net Sale Proceeds (payable only if we are not listed on an exchange)(9)(10) – Carter/Validus Advisors, LLC	Our advisor will receive 15% of the remaining net sale proceeds after return of capital contributions plus payment to investors of an 8% annual cumulative, non-compounded return on the capital contributed by investors. We cannot assure you that we will provide this 8% return, which we have disclosed solely as a measure for our advisor’s and its affiliates’ performance compensation.	Not determinable at this time. There is no maximum amount of these payments.
Subordinated Incentive Listing Fee (payable only if we are listed on an exchange, which we have no intention to do at this time)(9)(10) – Carter/Validus Advisors, LLC	Our advisor will receive 15% of the amount by which the sum of our adjusted market value plus distributions exceeds the sum of the aggregate capital contributed by investors plus an amount equal to an 8% annual cumulative, non-compounded return to investors. We cannot assure you that we will provide this 8% return, which we have disclosed solely as a measure for our advisor’s and its affiliates’ performance compensation.	Not determinable at this time. There is no maximum amount of this fee.
Subordinated Termination Fee – Carter/Validus Advisors, LLC	Upon termination of the advisory agreement, our advisor shall be entitled to a subordinated termination fee. In addition, our advisor may elect to defer its right to receive a subordinated termination fee until either shares of our common stock are listed and traded on a national securities exchange or another Liquidity Event occurs.(11)	Not determinable at this time. There is no maximum amount of this fee.

Footnote (5) beginning on page 88 of the prospectus is hereby superseded and replaced in its entirety as follows:

(5)	Our board of directors’ investment policies limit our ability to purchase a property if the total of all acquisition fees and expenses relating to the purchase, including fees and expenses paid to third parties, exceeds 6% of the contract purchase price unless a majority of our directors (including a majority of our independent directors) not otherwise interested in the transaction approve fees and expenses in excess of this limit and determine the transaction to be commercially competitive, fair and reasonable to us. Included in the computation of such fees will be any acquisition expenses, acquisition fees, or construction management fees or any fees of a similar nature.

The first paragraph of the section “Conflicts of Interest—Receipt of Fees and Other Compensation by our Advisor and Its Affiliates” on page 94 of the prospectus is hereby superseded and replaced in its entirety as follows:

A transaction involving the purchase and sale of properties may result in the receipt of commissions, fees and other compensation by our advisor and its affiliates, including acquisition and advisory fees, the dealer manager fee, property management and leasing fees, disposition fees, brokerage commissions and participation in net sale proceeds. Subject to oversight by our board of directors, our advisor will have considerable discretion with respect to all decisions relating to the terms and timing of all transactions. Therefore, our advisor may have conflicts of interest concerning certain actions taken on our behalf, particularly due to the fact that such fees generally will be payable to our advisor and its affiliates regardless of the quality of the properties acquired or the services provided to us. See the section entitled “Management Compensation” in this prospectus.

Real Property Loan and Investments

The following information should be read in conjunction with the discussion contained in the “Prospectus Summary—Description of Real Estate Investments” section beginning on page 9 of the prospectus and the “Investment Objectives and Criteria—Investing in and Originating Loans” section beginning on page 98 of the prospectus:

On September 26, 2012, we, through CVOP, entered into a preferred equity loan agreement with Bay Area Hospital Real Estate, LLC (“Bay Area Real Estate”), an unaffiliated Texas limited liability company. Pursuant to the agreement, CVOP agreed to provide funds to Bay Area Real Estate in an aggregate principal amount of $15,000,000 (the “Bay Area Investment”), which will be used by Bay Area Real Estate for the construction of the Bay Area Regional Medical Center, a 104-bed acute care hospital, located in Webster, Texas. The Bay Area Regional Medical Center is expected to be completed in June, 2014.

The obligations of Bay Area Real Estate under the Bay Area Investment are guaranteed by Manfred Co., L.C. (“Guarantor”) under a continuing, unconditional and absolute guaranty. Guarantor also promises to pay all costs and expense incurred in endeavoring to collect the guaranteed payments.

The Bay Area Investment is evidenced by a promissory note, a loan agreement and other related documents and agreements. The interest rate under the Bay Area Investment is 9% per annum. The Bay Area Investment matures on March 25, 2013, or earlier upon the occurrence of certain events. In addition, CVOP earned a commitment fee of $375,000 from Bay Area Real Estate for the Bay Area Investment.

As required by the loan agreement, and as condition precedent to the initial funding under the Bay Area Investment, Bay Area Real Estate was capitalized in an amount equal to $45,000,000. The initial funding by CVOP under the Bay Area Investment was in the aggregate amount of $10,000,000. The second funding under the Bay Area Investment will be in the principal amount of $5,000,000 and is expected to take place on November 26, 2012.

As consideration for making the Bay Area Investment, an affiliate of our advisor (the “Affiliate”) entered into a purchase agreement, dated September 26, 2012, with Medistar Victory SA Hospital, L.P., an unaffiliated Texas limited partnership, and Victory Landmark Real Estate, LLC, an unaffiliated Texas limited liability company, for the purchase of an 83,000 square foot acute care hospital located in San Antonio, Texas (the “Victory Hospital”). The purchase agreement and the rights and obligations thereunder can be assigned by the Affiliate to CVOP. The purchase of the Victory Hospital is subject to certain conditions as set forth in the purchase agreement and the Affiliate has the right to terminate the purchase agreement for any or no reason at the conclusion of the review period. The purchase price of the Victory Hospital is $31,650,000 and closing is expected to occur upon completion of the construction of the Victory Hospital, on or about June, 2013. The Victory Hospital will be net leased for 20 years with an annual lease rate of $2,611,000, which increases by 2.5% annually.